Pitney Bowes Credit Corporation - Form 10-Q
Six Months Ended June 30, 1994
Page 17 of 17



                                 Exhibit (i)
              Computation of Ratio of Earnings to Fixed Charges
              -------------------------------------------------



(Dollars in thousands)

                               Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                              --------------------      ------------------
                                 1994         1993         1994       1993
                              -------      -------      -------    -------

Income before income
 taxes . . . . . . . . . .   $ 52,973     $ 46,538     $103,510   $ 92,733
                              -------      -------      -------    -------

Fixed charges:
 Interest on debt  . . . .     36,806       33,930       70,130     70,440
 1/3 rental expense  . . .        350          400          697        805
                              -------      -------      -------    -------
 Total fixed charges . . .     37,156       34,330       70,827     71,245
                              -------      -------      -------    -------

Total  . . . . . . . . . .   $ 90,129     $ 80,868     $174,337   $163,978
                              =======      =======      =======    =======

Ratio of earnings
 to fixed charges (1)  . .       2.43         2.36         2.46       2.30
                              =======      =======      =======    =======



(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.